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                                                  Exhibit 11

                     AMOCO CORPORATION
                     _________________

              COMPUTATION OF BASIC AND DILUTED
                    NET INCOME PER SHARE
               (in millions, except per share)

                                   Year ended December 31,
                                     1997   1996    1995
Net income per share (basic)
Shares of common stock:
 Weighted average number of
  common shares outstanding......     490    497     495
Basic weighted average shares
 outstanding.....................     490    497     495


Net income.......................  $2,720 $2,834  $1,862
Net income used in computing net
 income per common share (basic).  $2,720 $2,834  $1,862


Net income per share (basic).....  $ 5.55 $ 5.69  $ 3.76


Net income per share (assuming dilution)
Shares of common stock:
 Weighted average number of
  common shares outstanding......     490    497     495
 Dilutive effect of options......       3      2       2
Diluted weighted average shares
 outstanding.....................     493    499     497


Net income.......................  $2,720 $2,834  $1,862
Net income used in computing
 net income per common share
 (assuming dilution).............  $2,720 $2,834  $1,862


Net income per share (assuming
 dilution).......................  $ 5.52 $ 5.67  $ 3.75

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